Exhibit 16.1

January 28, 2026

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8‑K dated January 28, 2026 of Magnolia Bancorp, Inc. and are in agreement with the statements contained therein as it regards our firm.

We have no basis to agree or disagree with other statements of the registrant contained in Item 4.01.

Sincerely,

/s/ EisnerAmper LLP

EISNERAMPER LLP